Exhibit 10.11

EHEALTH, INC.
EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is by and between eHealth, Inc. (the “Company) and William Shaughnessy (“Executive”).

1.         Duties and Scope of Employment.

(a)

Positions and Duties. Commencing on or before April 1, 2012 (the employment start date is referred to herein as the “Effective Date”), Executive will serve as the Company’s President and Chief Operating Officer, reporting directly to the Company’s Chief Executive Officer (the “CEO”). As of the Effective Date, Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the CEO. Executive’s principal place of employment shall be at the Company’s offices located at 440 East Middlefield Road, Mountain View,  California. The period Executive is employed by the Company under this Agreement is referred to herein as the “Employment Term.”

(b)

Board Membership. Executive will be appointed to serve as a member of the Board of Directors (the “Board”) as soon as is practicable following the Effective Date. Upon the termination of Executive’s employment for any reason, unless otherwise requested by the Board, Executive will be deemed to have resigned from the Board (and all other positions held at the Company and its affiliates) voluntarily, without any further action by Executive, as of the end of Executive’s employment and Executive, at the Board’s request, will execute any documents necessary to reflect his resignation.

(c)

Obligations. During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company and will use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability and in accordance with the Company’s Code of Business Conduct, For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity, including membership of boards of directors or advisors, for any direct or indirect remuneration without the prior approval of the Board.

(d)

Representation. Executive hereby represents and warrants to the Company that Executive is not party to any contract, understanding, agreement or policy, written or otherwise, that would be breached by Executive’s entering into, or performing services under, this Agreement. Executive further represents that as of the date of this Agreement, other than those disclosed to the Company in writing, there are no threatened, pending, or actual claims against Executive of which he is aware as a result of his employment with any previous employer or his membership on any boards of directors.

(e)Other Entities. Executive agrees to serve and may be appointed, without additional compensation, as an officer and director for each of the Company’s subsidiaries, partnerships, joint ventures, limited liability companies and other affiliates, including entities in which the Company has a significant investment as determined by the Company. As used in this

Agreement, the term “affiliates” will include any entity controlled by, controlling, or under common control of the Company.

2.

At-Will Employment. Executive and the Company agree that Executive’s employment with Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without Cause or Good Reason (as each such term is defined in Section 8 below), at the option either of the Company or the Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.

3.	Compensation.
(a)

Base Salary. As of the Effective Date, the Company will pay Executive an annual salary of $500,000 as compensation for his services (such annual salary, as is then effective, to be referred to herein as “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and is subject to the usual, required withholdings. Commencing in 2013, the Base Salary shall be reviewed by the compensation committee of the Board at least annually for possible adjustments.

(b)

Annual Incentive. During the Employment Term, Executive will be eligible to receive an annual incentive equal to at least 60% of Executive’s Base Salary (pro rated for the first partial year), subject to the terms of the Company’s Performance Plan or the Company’s Bonus Plan for the first partial year (depending on Executive’s start date) and subject to the terms of the Company’s Performance Bonus Plan in future years. The actual earned annual incentive, if any, payable to Executive for any performance period will depend upon the extent to which the applicable performance goal(s) specified by are achieved or exceeded. In no event shall payment be made later than March 15th of the year following the year in which the incentive was earned.

(c)

Sign-On Bonus. In 2012, Executive will receive a signing bonus of up to $225,000, (the precise amount to be determined by Executive in consultation with the Compensation Committee of the Board and the CEO) (the “Sign-On Bonus”) less applicable withholding; provided, however, that if Executive voluntarily resigns other than for Good Reason or is terminated for Cause (both as defined herein) prior to the second anniversary of the Effective Date, Executive will be obligated to repay the gross amount of the Sign-On Bonus to the Company within thirty (30) days of his termination of employment with the Company.

(d)

Stock Option.   On the third Tuesday of the month that is at least ten business days following the date of Compensation Committee approval and that is on or after the Effective Date, Executive will be granted a non-statutory stock option covering four hundred thousand (400,000) shares of Company common stock (the “Option”). The exercise price will be at a per share exercise price equal to the closing price per share of Company common stock on Nasdaq Global Market on the grant date. Subject to accelerated vesting upon certain terminations of employment as set forth herein, the Option will be scheduled to vest at a rate of 20% on the first anniversary of the Effective Date and as to l/60th of the originally covered shares each month thereafter, so as to be 100% vested on the five (5) year anniversary of the

Effective Date, subject to Executive’s continued employment with the Company on each scheduled vesting date. The Option will have a maximum term of seven (7) years and will otherwise be subject to the terms and conditions of the 2006 Equity Incentive Plan and the standard form of stock option agreement thereunder, except as specified herein.

(e)  Restricted Stock Units. On the third Tuesday of the month that is at least ten business days following the date of Compensation Committee approval and that is on or after the Effective Date, Executive will be granted a restricted stock unit covering 25,000 shares (the “RSU”). Subject to accelerated vesting upon certain terminations of employment as set forth herein, the RSU will be scheduled to vest at a rate of 25% on the covered units on each anniversary of the Effective Date, so as to be 100% vested on the four (4) year anniversary of the Effective Date, subject to Executive’s continued employment with the Company on each scheduled vesting date.

4.

Employee Benefits. Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies and arrangements that are applicable to other executive officers of the Company, as such plans, policies and arrangements may exist from time to time.

5.

Term and Termination of Employment. In the event Executive’s employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the effective date of termination; (b) unpaid, but earned and accrued annual incentive for any completed fiscal year as of his termination of employment; (c) pay for accrued but unused vacation; (d) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive; (e) unreimbursed business expenses required to be reimbursed to Executive; and (f) rights to indemnification Executive may have under the Company’s Articles of Incorporation, Bylaws or separate indemnification agreement, as applicable. In addition, if the termination is by the Company without Cause or Executive resigns for Good Reason, Executive will be entitled to amounts and benefits specified in Section 6.

6.	Severance Benefits.

(a)  Involuntary Termination Other than for Cause or Voluntary Termination for Good Reason During the Change of Control Period. If within the period beginning on the date the Company enters into a binding definitive agreement to effect a transaction that would be a Change in Control if consummated and ending twelve (12) months following the date of the ensuing Change of Control (the “Change of Control Period”) (i) the Executive terminates his employment with the Company (or any parent or subsidiary of the Company) for “Good Reason” (as defined herein), or (ii) the Company (or any parent or subsidiary of the Company) terminates the Executive’s employment for other than “Cause” (as defined herein), and the Executive signs and does not revoke a standard release of claims with the Company in a form substantially similar to that attached hereto as Exhibit A (the “Release”), then the Executive shall receive the following severance benefits from the Company:

(i)                                   Severance Payment. The Executive shall receive a single lump-sum cash severance payment (less applicable withholding taxes) in an amount equal to twelve (12) months of Executive’s then current annual base salary.

(ii)                                Pro-Rated Annual Bonus. A single lump-sum cash payment equal to the Executive’s then target annual bonus, multiplied by a fraction, the numerator of which is the number of days in the Company’s fiscal year prior to and including the date of Executive’s  termination of employment and the denominator of which is 365.

(iii)                              Acceleration of Vesting of Equity Compensation. One hundred percent (100%) of the Executive’s outstanding and unvested awards relating to the Company’s  common stock (whether stock options, stock appreciation rights, shares of restricted stock, restricted stock units, performance shares or otherwise (collectively, the “Equity Awards”)) will become vested and will otherwise remain subject to the terms and conditions of the applicable Equity Award agreement; provided, however, that any full-value awards subject to performance-based vesting as to which the performance period has not yet lapsed shall accelerate vesting at the target vesting amount,

(iv)                               Cash in lieu of Subsidized COBRA. In lieu of any subsidized COBRA payments, and payable whether or not Executive or his covered dependents elect COBRA, Executive shall receive a lump-sum payment of $36,000.

(b)                    Involuntary Termination Other than for Cause or Voluntary Termination for Good Reason Outside the Change of Control Period. If during the term of this Agreement and other than during the Change in Control Period, (i) the Executive terminates his or her employment with the Company (or any parent or subsidiary of the Company) for “Good Reason” (as defined herein), or (ii) the Company (or any parent or subsidiary of the Company) terminates the Executive’s employment for other than “Cause” (as defined herein), and the Executive signs and does not revoke the Release, then the Executive shall receive the following severance benefits from the Company:

(i)                                   Severance Payment. The Executive shall receive twelve (12) months continued payments of Executive’s then current base salary.

(ii)                                 Acceleration of Vesting of Equity Compensation. The vesting of Executive’s Equity Awards will accelerate so that he is given credit for an additional twelve (12) months of vesting from the date his employment terminates and will otherwise remain subject to the terms and conditions of the applicable Equity Award agreement; provided, however, that any full-value awards subject to performance-based vesting as to which the performance period has not yet lapsed shall accelerate vesting at the target vesting amount on a pro-rata basis; provided, further, that any vesting cliff of more than one month’s duration applicable to Executive’s Equity Awards shall be waived proportionately.

(iii)                             Cash in lieu of Subsidized COBRA. In lieu of any subsidized COBRA payments, and payable whether or not Executive or his covered dependents elect COBRA, Executive shall receive twelve (12) monthly payments of $3,000.

(c)

Voluntary Resignation;  Termination for  Cause;  Death or Disability; Notice.   If the Executive’s employment with the Company terminates (i) voluntarily by the Executive other than for Good Reason (ii) for Cause by the Company, or (iii) due to Executive’s  death or Disability (as defined hereunder), then the Executive shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.  Executive agrees to provide the Company with six (6) months written notice in the event of his voluntary termination of employment other than for Good Reason.

(d)

Exclusive Remedy.   The provisions of this Section 6 are intended to be and are the Executive’s exclusive rights to severance payments and benefits in the event of termination of service.   The parties hereto agree that nothing herein is intended to result in duplication of severance or any other benefits.

(e)	Code Section 409A.

(i)                                  Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-l(b)(4) of the regulations issued under Section 409A of the Code (the “Treasury Regulations”) shall not constitute Deferred Compensation Separation Benefits for purposes of Section 6(e)(ii) below, and consequently shall be paid to Executive promptly following termination as otherwise required by this Agreement.

(ii)                                Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Executive’s separation from service (as such term is defined in Section 409A), then the cash severance benefits payable to Executive under this Agreement along with any other severance payments or separation benefits that may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) that are otherwise due to Executive on or within the six (6) month period following Executive’s separation from service shall accrue during such six (6) month period and shall become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent payments, if any, shall be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his separation from service but prior to the six (6) month anniversary of his date of separation from service, then any payments delayed in accordance with this Section shall be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits shall be payable in accordance with the payment schedule applicable to each payment or benefit.

(iii)                              Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-l(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) shall not constitute Deferred Compensation Separation Benefits for purposes of Section 6(e)(ii) above. For purposes of this Section 6(e), “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-l(b)(9)(iii)(A)(l); or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(iv)                               It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to Executive.

(v)                                 Notwithstanding any other provisions of this Agreement, Executive’s receipt of severance payments and benefits under this Agreement is conditioned upon Executive signing and not revoking the Release and subject to the Release becoming effective within sixty (60) days following Executive’s termination of employment (the “Release Period”). No severance will be paid or provided until the Release becomes effective. No severance will be paid or provided unless the Release becomes effective during the Release Period. Any severance payments to which Executive is entitled under this Agreement shall be paid by the Company to Executive in cash and in full arrears on the sixty-first (61st) day following Executive’s employment termination date or such later date as is required to comply with Section 409A.

7.         Golden Parachute Excise Tax Best Results. If any payment or benefit Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (B) accelerated vesting of stock awards shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and (C) employee benefits shall be reduced last and in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced.

The Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder and perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

8.         Definition of Terms.   The following terms referred to in this Agreement shall have the following meanings:

(a)

Cause.   “Cause” shall mean (i) Executive’s commission of any act of fraud, embezzlement or dishonesty, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony under the laws of the United States or any state thereof, (iii) Executive’s continued failure to perform lawfully assigned duties for 30 days after receiving written notification from the  Board  of Directors,  (iv)  Executive’s  unauthorized use  or  disclosure  of confidential information or trade secrets of the Company, or (v) any other intentional misconduct by Executive that adversely affects the business of the Company in a material manner.

(b)	Change of Control. “Change of Control” means the occurrence of any of the following, in one or a series of related transactions:

(i)                                  Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)                                The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iii)                              The consummation of the sale, lease or other disposition by the Company of all or substantially all the Company’s assets.

(c)Disability. “Disability” means Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Company employees,

(d)Good Reason. “Good Reason” means that Executive resigns his employment within 120 days after any of the following is undertaken by the Company (or its acquirer) without Executive’s express written consent: (i) a reduction in Executive’s title, (ii) a material reduction of Executive’s duties, authority or responsibilities; (ii) any material reduction of Executive’s Base Salary and potential bonus (other than a proportionate reduction in the Executive’s Base Salary that affects all senior management of the Company); (iii) a material change in the geographic location at which Executive must perform services; provided that in no instance will the relocation of Executive to a facility or location of thirty-five (35) miles or less from the Executive’s then current office location be deemed material for purposes of this Agreement; or (iv) prior to a Change of Control, Executive’s position as a member of the Board terminates as a result of the Board’s failing to nominate him for election or re-election thereto; provided, however, that Good Reason shall not exist unless Executive has provided written notice to the Board of Directors of the purported grounds for the Good Reason within 90 days of its initial existence and the Company has been provided at least 30 days to remedy the condition.

9.Successors.

(a)

The Company’s Successors.   Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 9(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)

The Executive’s Successors.  The terms of this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s  personal  or legal representatives, executors, administrators,  successors, heirs,  distributees, devisees and legatees.

10.Notice.   All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to Executive, at his or her last known residential address and (ii) if to the Company, at the address of its principal corporate offices (attention: Secretary), or in any such case at such other address as a party may designate by ten (10) days’ advance written notice to the other party pursuant to the provisions above.

11.

Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason or as a result of a voluntary resignation shall be communicated by a notice of termination to the other party hereto given in accordance with Section 10 of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than thirty (30) days after the giving of such notice). The failure by the Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his or her rights hereunder.

12.

Indemnification. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

13.	Confidential Information. Executive will execute simultaneously herewith the Company’s standard form of Proprietary Information and Inventions Agreement.
14.	Miscellaneous Provisions.

(a)

No Duty to Mitigate.  The Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.

(b)

Waiver.   No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)	Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
(d)

Entire Agreement.   This Agreement, the Proprietary Information and Inventions Agreement and Executive’s written equity compensation agreements with the Company constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied), of the parties with respect to the subject matter hereof.

(e)

Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

(f)

Severability.   The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g)	Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(h)                    Counterparts.     This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this amended and restated Agreement, in the case of the Company by its duly authorized officer, as of the last date signed below.

COMPANY	EHEALTH, INC.

By:	[Graphic appears]
Title:
Date:	March 9 ,2012

EXECUTIVE	By:	[Graphic appears]
	Date:	March 9th ,2012

EXHIBIT A

EHEALTH, INC.
RELEASE OF CLAIMS

This Release of Claims (“Agreement”) is made by and between eHealth, Inc. (the “Company”), and William Shaughnessy (“Executive”).

WHEREAS, Executive has agreed to enter into a release of claims in favor of the Company upon certain events specified in the Employment Agreement by and between Company and Executive (the “Employment Agreement”).

NOW THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:

1.         Termination. Executive’s employment from the Company terminated on                                   .

2.

Confidential Information. Executive shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Proprietary Information and Inventions Agreement between Executive and the Company. Executive shall return all the Company property and confidential and proprietary information in his possession to the Company on the Effective Date of this Agreement.

3.	Payment of Salary. Executive acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Executive.
4.

Release of Claims. Except as set forth in the last paragraph of this Section 4, Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company. Executive, on behalf of himself, and his respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

(a)	any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;
(b)	any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation,

any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)

any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d)

any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Executive Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq. and all amendments to each such Act as well as the regulations issued thereunder;

(e)	any and all claims for violation of the federal, or any state, constitution;
(f)	any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and
(g)	any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any severance obligations due Executive under the Employment Agreement. Nothing in this Agreement waives Executive’s rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.

5.         Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement, Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to the Vice-President of Human Resources at the Company by close of business on the seventh day from the date that Executive signs this Agreement.

6.Civil Code Section 1542. Executive represents that he is not aware of any claims against the Company other than the claims that are released by this Agreement. Executive acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code 1542, below, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS
WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO
EXIST IN HIS OR HER FAVOR AT THE TIME OF
EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR
HER MUST HAVE MATERIALLY AFFECTED HIS OR HER
SETTLEMENT WITH THE DEBTOR.

Executive, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any statute or common law principles of similar effect.

7.

No Pending or Future Lawsuits. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

8.

Application for Employment. Executive understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any right, or alleged right, of employment or re-employment with the Company.

9.

No Cooperation. Executive agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

10.

No Admission of Liability.   No action taken by the Company, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Executive or to any third party.

11.	Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.
12.

Authority. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.

13.

No Representations. Executive represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

14.

Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

15.

Entire Agreement. This Agreement, along with the Employment Agreement, the Proprietary Information and Inventions Agreement, and Executive’s written equity compensation agreements with the Company, represents the entire agreement and understanding between the Company and Executive concerning Executive’s separation from the Company.

16.	No Oral Modification. This Agreement may only be amended in writing signed by Executive and the Chairman of the Compensation Committee of the Board of Directors of the Company.
17.	Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.
18.	Effective Date. This Agreement is effective eight (8) days after it has been signed by both Parties.
19.

Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

20.

Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a)	They have read this Agreement;
(b)

They have had the opportunity of being represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)	They understand the terms and consequences of this Agreement and of the releases it contains;
(d)	They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

eHealth, Inc.

Dated:	March 9, 2012	By:	/s/ Gary L. Lauer
Gary L. Lauer, Chief Executive Office

Dated:	March 9th, 2012	/s/ William T. Shaughnessy
William T. Shaughnessy, an individual